EXHIBIT 21.1

Subsidiaries of Atlassian Corporation Plc

Atlassian Corporation Plc is a holding company and we conduct substantially all of our business through certain of our subsidiaries. As of June 30, 2017, our subsidiaries, all of which are wholly-owned, are as follows:

Name	Country of Incorporation
Atlassian (UK) Limited	United Kingdom
Atlassian (Australia) Limited	United Kingdom
Atlassian (Global) Limited	United Kingdom
Atlassian (UK) Operations Limited	United Kingdom
Atlassian, Inc.	United States of America
Atlassian LLC	United States of America
Atlassian Network Services, Inc.	United States of America
Dogwood Labs, Inc.	United States of America
Trello, Inc.	United States of America
Atlassian Australia 1 Pty Ltd	Australia
Atlassian Australia 2 Pty Ltd	Australia
Atlassian Corporation Pty. Ltd.	Australia
Atlassian Pty Ltd	Australia
Atlassian Capital Pty. Ltd.	Australia
MITT Australia Pty Ltd	Australia
MITT Trust	Australia
Atlassian K.K.	Japan
Atlassian Germany GmbH	Germany
Atlassian B.V.	Netherlands
Atlassian Philippines, Inc.	Philippines
Atlassian France	France
SIP Communicator Ltd.	Bulgaria